EXHIBIT 10.13

LEASE AGREEMENT BETWEEN

CORNERSTONE OPPORTUNITY VENTURES, LLC

LANDLORD

AND

PERFICIENT, INC.

TENANT

TABLE OF CONTENTS

1.	DEMISED PREMISES	1
2.	TERM	1
3.	RENT AND ADDITIONAL RENT	2
4.	USE OF DEMISED PREMISES	7
5.	MAINTENANCE AND REPAIR	7
6.	UTILITY DEREGULATION	8
7.	ALTERATIONS	9
8.	ASSIGNMENT AND SUBLETTING	10
9.	INSTALLATIONS AFFECTING BUILDING AND BUILDING SYSTEMS	11
10.	ACCESS	12
11.	COVENANTS OF LANDLORD	12
12.	RULES AND REGULATIONS	13
13.	SIGNS	13
14.	INSURANCE	13
15.	INDEMNITY	15
16.	SERVICES	16
17.	PARKING	18
18.	DAMAGE BY FIRE OR OTHER CASUALTY	18
19.	CONDEMNATION	19
20.	DEFAULT	20
21.	TENANT HOLDING OVER	21
22.	HAZARDOUS SUBSTANCES	23
23.	ATTORNMENT AND CURE RIGHTS	23
24.	MORTGAGEE REQUIREMENTS	24
25.	ESTOPPEL CERTIFICATES	25
26.	LANDLORD'S INABILITY TO PERFORM	25
27.	TRANSFER BY LANDLORD	25
28.	WAIVER	26
29.	ATTORNEY’S FEES	26
30.	GENERAL PROVISIONS	26
31.	OPTION TO RENEW LEASE	29
32.	RIGHT OF REFUSAL	29
33.	RIGHT TO RELOCATE	30
34.	RESOLUTION OF DISPUTES	30
35.	ENTIRE AGREEMENT	30
36.	NO OPTION	30

EXHIBITS TO LEASE

EXHIBIT	A: FLOOR PLAN

EXHIBIT	B: BUILDING SITE PLAN

EXHIBIT	C: BUILDING SPECIFICATIONS

EXHIBIT	D: CONSTRUCTION PROVISIONS

EXHIBIT	D-1: TENANT FINISH PLAN

EXHIBIT	E: FORM OF CERTIFICATE

EXHIBIT	F: RULES AND REGULATIONS

EXHIBIT	G: SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

LEASE AGREEMENT

THIS AGREEMENT (the “Lease”) is made this 21st day of December, 2005, by and between Cornerstone Opportunity Ventures, LLC, a Delaware Limited Liability Company (hereinafter called "Landlord"), and Perficient, Inc., a Delaware corporation (hereinafter called "Tenant").

WITNESSETH:

1.    DEMISED PREMISES

1.1 For and in consideration of the covenants and agreements hereinafter set forth and the rent hereinafter specifically reserved, the Landlord does hereby lease unto the Tenant, and the Tenant does hereby lease from the Landlord, approximately four thousand nine hundred thirty-six (4,936) rentable square feet of space on the first floor of the CityPlace One (the "Building"), which space is designated as Suite 180, outlined on Exhibit A attached hereto and made a part hereof (the "Demised Premises") and its share of common area at the Building. The site plan of the Building is shown on Exhibit B and the Building Specifications are described on Exhibit C, both being attached hereto and made a part hereof.

1.2 Landlord shall construct the tenant finish requirements in accordance with the construction provisions and tenant finish plans set forth on Exhibit D, attached hereto and made a part hereof, (the “Tenant Finish”). Within ten (10) business days of substantial completion of the Tenant Finish, Landlord and Tenant shall cooperate to execute a mutually agreeable “punch list” identifying any incomplete and unacceptable items in the Tenant Finish. No later than thirty (30) days after the parties execution of said “punch list”, Landlord shall complete all items identified on said “punch list”; provided that Landlord shall have such additional time as is reasonably necessary to complete any items, so long as Landlord uses commercially reasonable efforts to promptly complete such item. Upon completion of all items identified on the “punch list”, Tenant shall execute a form acknowledging completion of the Tenant Finish.

2.    TERM

This Lease shall continue in force for a term of five (5) years and one (1) months from the Lease Commencement Date, which shall be the later of (a) February 1, 2006, or (b) such later date as Tenant receives notice from Landlord that the Tenant Finish work is substantially completed (excluding completion of minor items identified on the “punch list”) and Landlord has received a temporary occupancy permit for the Demised Premises. Notwithstanding the foregoing, should the Lease Commencement Date fall on a date other than the first day of a month, Tenant shall occupy the Demised Premises on the “Occupancy Date” and the Lease Commencement Date shall be deemed to be the first day of the following month and Tenant shall occupy the Demised Premises on the terms and conditions contained herein, except that the rent for the partial first month of occupancy shall be prorated based on the actual number of days of Tenant’s occupancy. The Lease Commencement Date (and the Occupancy Date if different) shall be specified in the Certificate described in Paragraph 1.3 above.

Notwithstanding anything herein to the contrary, upon October 31, 2009 only, and upon not less than nine (9) months prior written notice to Landlord, Tenant shall have the right to terminate the Lease without penalty, provided Tenant pays Landlord at the time of termination the following: (i) all unamortized Tenant Improvement expenses (which shall be amortized over the five (5) year term of the Lease at a rate of nine percent (9%) per annum); and (ii) all unamortized brokerage commissions paid by Landlord (which shall be amortized over the five (5) year term of the Lease at a rate of nine percent (9%) per annum.

3.    RENT AND ADDITIONAL RENT
3.1     Base Annual Rent. Commencing on the Lease Commencement Date Tenant shall pay to Landlord the Base Annual Rent as stated below:

Period	Monthly Rent	Monthly Rent
Month 1	$0.00	$0.00
Months 2-13	$22.75	$9,357.83
Months 14-25	$23.00	$9,460.67
Months 26-37	$23.50	$9,666.33
Months 38-49	$24.00	$9,872.00
Months 50-61	$24.50	$10,077.67

Said Base Annual Rent shall be paid in twelve equal monthly installments. The initial Base Annual Rent shall be adjusted upwards or downwards after final space measurements have been computed by Landlord's architect in accordance with the rentable calculation for office space, said adjustments to be made at the rates per rentable square foot set forth in the table above. Tenant shall pay one full monthly installment of Base Annual Rent upon execution of this Lease and Landlord shall credit it against Tenant's rent obligations coming due on and after the Lease Commencement Date, and provided the Lease Commencmene Date is 2/1/06, then the next monthly installment of Base Annual Rent shall be due on 4/1/06; otherwise the next monthly installment of Base Annual Rent shall be due on the first day of the second month following the Lease Commencment Date. Notwithstanding anything herein to the contrary, the first month following the Lease Commencement Date shall be free of the obligation to pay Base Annual Rent.

3.2     Operating Expenses.
            (a)In addition to the Base Annual Rent, Tenant will pay, as additional rent, its proportionate share of Landlord's costs of operating the Building over the expenses incurred during the 2006 calendar year (the “Base Year”). These costs shall consist of (a) real estate taxes and (b) all other costs defined in Paragraph 3.2 (c) below, which are actually incurred by the Landlord, and which are projected in Landlord's reasonable estimation to reflect the greater of (a) the actually occupancy of the Building or (b) ninety-five percent (95%) occupancy of the Building. Tenant's proportionate share, subject to adjustment pursuant to Paragraph 1.2 above, shall be one and 72/100 percent (1.72%). Tenant’s proportionate share is calculated by dividing the total rentable square footage of the Demised Premises (approximately 4,936 rentable square feet) by the building’s total rentable square footage, which is 287,271 square feet.

(b) Landlord shall send Tenant a statement showing the fiscal year operating expenses as soon as is practicable after the end of each calendar year; however, Landlord’s failure to provide such operating expense statement as soon as is practicable after the end of each calendar year shall in no way excuse Tenant from its obligation to pay its pro rata share of operating expenses or constitute a waiver of Landlord’s right to bill and collect such pro rata share of operating expenses from Tenant in accordance with this paragraph 3.2(b).

               (c) The costs of operating the Building (the "Operating Expenses") shall include the following:

(i) electricity, water, sewer and other utility charges (including surcharges) of every type and nature, but excluding electricity charges billed directly to Tenant by Landlord pursuant to Paragraph 16.3 hereof;

(ii) premiums and other charges incurred by Landlord with respect to all insurance relating to the Building and the operation and maintenance thereof, including, without limitation, all risk of physical damage or fire and extended coverage insurance, public liability insurance, elevator insurance, workman's compensation insurance, boiler and machinery insurance, sprinkler leakage insurance, rent insurance, use and occupancy insurance, and health, accident and group life insurance for employees;

(iii) management office costs directly attributable to management and operation of the Building and management fees and personnel costs of the Building, including, but not limited to, salaries, wages, fringe benefits and other direct and indirect costs of engineers, superintendents, watchmen, porters and any other Building personnel;

(iv) costs of service and maintenance contracts, including, but not limited to, chillers, boilers, controls, elevators, mail room, windows, security services, and management fees;

(v) all costs, charges, and expenses, incurred by Landlord in connection with any change of any company providing electricity service, including, without limitation, maintenance, repair, installation, and service costs associated herewith;

(vi) all other maintenance and repair expenses and supplies which are deducted by Landlord in computing its Federal income tax liability;

(vii) amortization and/or depreciation for capital expenditures incurred by Landlord in connection with additions, replacements or improvements reasonably expected by Landlord to reduce Operating Expenses (and only to the extent that such additions, replacements or improvements do reduce Operating Expenses), or which are incurred in connection with compliance with governmental orders;

(viii) the costs of any additional services not provided to the Building at the Lease Commencement Date but thereafter provided by Landlord in the prudent management of the Building;

(ix) real estate taxes (or taxes which replace or are in lieu of such real estate taxes);

(x) the cost of janitorial service (allocable to the actual space in the Building being serviced);

(xi) any Business, Professional and Occupational License tax payable by Landlord with respect to the Building;

(xii) auditing and accounting fees including accounting fees incurred in connection with the preparation and certification of any and all statements required under this Lease;

(xiii) all miscellaneous taxes (including, without limitation, all sales and excise taxes on the expenditures enumerated in this Paragraph) applicable to the Building and any taxes imposed on personal property in the Building owned by Landlord;

(xiv) the cost of licenses, permits and similar fees and charges; and any other costs and expenses, including reasonable attorney's fees, incurred by Landlord in maintaining or operating the Building.

Notwithstanding anything to the contrary, Operating Expenses shall not include the following:

(i) Any ground lease rental;

(ii) Costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants, warrantors or other third persons;

(iii) Depreciation, amortization and interest payments, except as specifically permitted elsewhere in the Lease, and except upon materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(iv) Marketing costs including leasing commissions, attorney’s fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(v) Except as permitted elsewhere in the Lease Agreement, costs of a capital nature, including without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools, all as determined in accordance with generally accepted accounting principles consistently applied or otherwise (“Capital Items”);

(vi) Interest, principal, points and fees on debt or amortization on any mortgage, deed of trust or other debt encumbering the Building or the Project;

(vii) Costs, including permit, license and inspection costs, incurred with respect to the installation of Tenant or other occupants’ improvements made for tenants or other occupants in the Building, or incurred in renovating or otherwise improving, decorating painting or redecorating space used exclusively by tenants or other occupants of the Building, including space planning and interior design costs and fees;

(viii) Attorney’s fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building or attorney’s fees and other costs and expenses in, settlement, judgments incurred in connection with potential or actual claims pertaining to Landlord, the Building or the Project; provided, however, that Operating Expenses shall include those attorneys’ fees and other costs and expenses incurred in connection with disputes or claims relating to items of Operating Expenses, enforcement of rules and regulations of the Building, and such other matters relating to the maintenance of standards required of Landlord under the Lease Agreement may be included in Operating Expenses;

(ix) Expenses in connection with services or other benefits which are not offered to Tenant, or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(x) Costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building;

(xi) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services provided to the Building to the extent the same exceeds the costs that would generally be charged for such goods and/or services if rendered on a competitive basis, based upon a standard of comparable buildings by unaffiliated third parties capable of providing such services; provided, however, that nothing in this subparagraph (xi) shall restrict Landlord’s right to employ an affiliate of Landlord, including but not limited to The Koman Group, L.L.C., to manage the Building, to pay such affiliate administrative, management fee and other compensation and to include such aggregate amount in Operating Expenses;

(xii) Costs of Landlord’s general corporate overhead, except to the extent that such overhead is directly attributable to the management, maintenance and repair of the Building;

(xiii) All items and services for which Tenant or any other tenant in the Building reimburses Landlord (other than through operating expense pass-through provisions);

(xiv) Electric power costs for which any tenant directly contracts with the local public service company;

(xv) Costs arising form Landlord’s charitable or political contributions;

(xvi) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded above, excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services;

(xvii) Rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be Capital Items, except for (1) expenses in connection with making repairs on or keeping project systems in operation while repairs are being made and (2) costs of equipment not affixed to the Building which is used in providing janitorial or similar services;

(xviii) Advertising and promotional expenditures;

(xix) Costs incurred in connection with upgrading the common areas of the Building to comply with handicap (including ADA), life, fire and safety codes as such codes are interpreted to apply to the Building by the responsible public officials prior to the Lease Commencement Date;

(xx) Tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due;

(xxi) Notwithstanding any contrary provision of the Lease Agreement, including, without limitation, any provision relating to capital expenditures, any and all costs arising form the presence of hazardous materials or substances in or about the Building including, without limitation, hazardous substances in the ground water or soil;

(xxii) Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including entity accounting and legal matters, costs of defending any lawsuits with any deed of trust holder (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, or costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management;

(xxiii) Costs of signs in or on the Building (other than building directory signs) identifying the owner of the Building or other tenant’s signs;

(xxiv) Except as expressly provided to the contrary in this Lease Agreement, any other expense that, under generally accepted building operation, consistently applied, would not be considered a normal maintenance or operating expense.

(d) Beginning January 1, 2007, Tenant shall make monthly payments to Landlord on account of estimated increases in Operating Expenses for each calendar year. Landlord shall submit to Tenant an estimate as soon as practicable after the end of each calendar year. Following its receipt of each such estimate, Tenant shall pay to Landlord, monthly, on the first day of each month through and including the month in which Tenant receives Landlord's next such estimate, an amount equal to one-twelfth (1/12th) of Tenant's proportionate share of estimated increases in Operating Expenses. Each year Landlord shall also submit a statement of the Operating Expenses actually incurred during the immediately preceding calendar year. If Tenant's total payments on account of estimated increases in Operating Expenses made through December of the immediately preceding calendar year exceed the amount of the increase actually due for the calendar year, Landlord shall at its option, either refund the difference directly to the Tenant or credit Tenant’s rent and/or additional rent obligations coming due thereafter. If, on the other hand, such payments were less than the amount of the increase actually due, Tenant shall pay the difference to Landlord with its next rent due. Tenant's liability for its proportionate share of increases in Operating Expenses for the last calendar year of the term of this Lease shall survive the expiration of the Lease. Similarly, Landlord's obligation to refund to Tenant the excess, if any, of the amount of Tenant's payment on account of estimated increases for such last calendar year over Tenant's actual liability therefor shall survive the expiration of the term of this Lease. Landlord may at any time or from time to time furnish to Tenant a revised estimate for any calendar year and in such case Tenant's payments on account of estimated increases for such calendar year shall be adjusted accordingly. Within thirty (30) days after receipt of Landlord’s statement, Tenant or its authorized employee shall have the right to inspect the books of Landlord during the business hours of Landlord at Landlord’s office in the Building for the purpose of verifying information in such statement. Unless Tenant asserts specific error(s) to Landlord in writing within forty-five (45) days after delivery of such statement, the statement shall be deemed to be correct.

(e) No decrease in Taxes and/or Operating Expenses shall reduce Tenant’s rent below the annual base rent set forth in Paragraph 3.1 hereinabove.

(f) The term “Controllable Operating Expenses” shall mean all Operating Expenses other than real estate taxes, utility charges and insurance charges that are includable as Operating Expenses under Paragraph 3.2(c). Notwithstanding anything to the contrary contained herein, for purposes of calculating Tenant’s proportionate share of Operating Expenses for the 2007 calendar year and each calendar year thereafter during the term of this Lease (including option periods), the Controllable Operating Expenses includable in Operating Expenses for each such calendar year shall be the lesser of (x) the actual Controllable Operating Expenses for each such calendar year or (y) one hundred five percent (105%) of the Controllable Operating Expenses includable in the calculation of Tenant’s proportionate share of Operating Expenses for the immediately preceding calendar year; provided that if the Controllable Operating Expenses attributable to a particular calendar year (after the 2006 calendar year) do not increase by five percent (5%) over the Controllable Operating Expenses attributable to the immediately preceding calendar year, then any shortfall in the escalation of Controllable Operating Expenses below five percent (5%) between such calendar years shall be added to the one hundred five percent (105%) cap on Controllable Operating Expenses in the immediately succeeding calendar Year.

3.3    Rent Payments.  Payments of rent shall be paid in advance on or before the fifth (5th) day of each and every month during the term of this Lease, with appropriate proration for the first and last months. Rent shall be paid by either check or electronic funds transfer (at Tenant’s election), per instructions to be provided by Landlord to Tenant, payable to Landlord or to such other person, firm or corporation as Landlord may designate in writing.

3.4    Delinquent Rent Payments.  Any installment of rent, or any additional rent, which is not received by Landlord within five (5) days after the same becomes due and payable, and receipt of written notice of such nonpayment, shall obligate Tenant to pay, as additional rent, a late fee equal to the amount owed with a late payment fee of five percent (5%) of the outstanding balance, plus for each and every month or part thereof that such rent remains unpaid, an interest cost of prime plus eight percent (8%) but in no event higher than the interest rate permitted by law, said additional rent to be payable with the next monthly installment of rent. In addition, if the Tenant defaults in the making of any payment or the doing of any act herein required to be made or done by Tenant, then the Landlord may, but shall not be required to, make such payment or do such act, and the amount of the expense thereof, if made or done by Landlord, shall be paid by Tenant to Landlord together with a late payment fee of five (5%) of the outstanding balance, plus for each and every month or part thereof that such amount remains unpaid, an interest cost of prime plus eight percent (8%) but in no event higher than the interest rate permitted by law, which amount shall constitute additional rent hereunder due and payable with the next monthly installment of rent. The provisions of this Paragraph shall not be deemed to affect Landlord's right to pursue any of its remedies under Article 20 hereof.

4.     USE OF DEMISED PREMISES
4.1    The Tenant shall use and occupy the Demised Premises for general office purposes and for no other purpose whatsoever. The Tenant shall not use or permit the Demised Premises or any part thereof to be used for any disorderly, unlawful, or hazardous purpose and will not manufacture any commodity therein. Tenant shall comply with all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations and orders of all governmental and/or quasi-governmental authorities having jurisdiction over the Demised Premises.

4.2    Tenant shall pay any business, rent or other taxes that are now or hereafter levied upon Tenant's use or occupancy of the Demised Premises, the conduct of Tenant's use or occupancy of the Demised Premises, or Tenant's business in the Demised Premises, or Tenant's equipment or other personal property, other than taxes relating to Landlord’s income. In the event that any such taxes are enacted, changed or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord.

4.3    The Tenant will not do, or permit anything to be done in the Demised Premises or the Building of which they form a part or bring or keep anything therein which shall, in any way, increase the rate of fire or other insurance on the Building, or on the property kept therein, or obstruct, or interfere with the rights of other tenants, or in any way injure them, or those having business with them or conflict with them, or conflict with the fire laws or regulations, or with any statutes, rules or regulations enacted or established by the City of Creve Coeur or other governmental entity.

5.    MAINTENANCE AND REPAIR
5.1    Tenant will keep the Demised Premises and the fixtures and equipment therein (other than major structural elements of the Building, which are the responsibility of Landlord, as provided in Section 5.3 below) in a clean, safe and sanitary condition, will take reasonably good care thereof, will suffer no waste or injury thereto, and will, at the expiration or other termination of the term of this Lease, surrender the same, broom clean, in the same order and condition in which they are on the commencement of the term of this Lease, except for ordinary wear and tear and damage by the elements, fire and other casualty not due to the negligence of the Tenant.

5.2    If Tenant shall fail to make any repairs or to perform any maintenance which it is obligated to make or perform under this Lease within ten (10) days after written notice from Landlord to do so, or in the event of any emergency, Landlord may, with prior written notice to Tenant, make or perform the same for the account of Tenant, without liability to Tenant for any loss or damage that may accrue to Tenant's fixtures or other property or to Tenant's business by reason thereof, so long as said damage or loss is not due to Landlord’s negligence and Tenant shall pay, as additional rent, within thirty (30) days after Landlord shall have billed Tenant therefore, Landlord's reasonable and actual out-of-pocket cost for making such repairs and/or performing such maintenance (such cost may include a reasonable amount for Landlord's overhead, not to exceed ten percent 10% of the hard costs of such repair(s) or maintenance). Nothing herein contained shall imply any duty on the part of Landlord to do any such work which under any provision of this Lease Tenant may be required to do, nor shall it constitute a waiver of Tenant's default in failing to do the same.

5.3    Landlord shall make all necessary repairs to the structure of the Building and the mechanical, electrical, plumbing, heating and air conditioning systems therein, except with respect to any items installed or constructed by Tenant and except where the repair has been made necessary by misuse or neglect by Tenant or Tenant's agents, servants, visitors or licensees. This obligation to repair does not impose upon Landlord an obligation to make repairs other than during Normal Building Hours except in emergency situations. Landlord will use its best efforts to make such repairs in a timely fashion. If Landlord on its part fails to make any repair after a ten (10) day written notice from Tenant, Tenant may perform the repair and submit an invoice to Landlord. Tenant is to notify Landlord in writing of the repair and provide Landlord with a copy of the bid to perform such repair before it releases any work, except in the case of an emergency, in which case Tenant shall endeavor to notify the Landlord as soon as practical.

5.4    Unless Landlord shall otherwise request, in writing, no less than fifteen (15) days prior to the Lease expiration date, within fifteen (15) days of the expiration or termination of this Lease, Tenant, at its sole cost and expense, shall remove all cabling and wiring, (including but not limited to telecommunication and data cabling) installed by or for Tenant from the Demised Premises. The provisions of this paragraph shall survive the expiration and/or termination of this Lease.

6.    UTILITY DEREGULATION
6.1    Landlord hereby advises Tenant that presently Ameren UE (the “Electric Service Provider”) is the utility company selected by Landlord to provide electric service for the Building. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or continue for service from the Electric Service Provider.

6.2    Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, Electric Service Provider and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Demised Premises.

6.3    Unless attributable to Landlord’s negligence, Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Demised Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

7.    ALTERATIONS
7.1    Tenant will not make or permit anyone to make any alterations, additions or improvements, (hereinafter referred to as "Alterations"), in or to the Demised Premises or the Building, other than cosmetic alterations which will not affect building systems or structure without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. As a condition precedent to such written consent of Landlord, Tenant agrees to obtain and deliver to Landlord upon completion, written, unconditional waivers of mechanics' and material men's liens against the Building and the land upon which it is situated from all proposed contractors, sub-contractors, laborers and material suppliers for all work, labor and services that were performed and materials furnished in connection with Alterations. If, notwithstanding the foregoing, any mechanic's lien is filed against the Demised Premises, the Building, and/or the land on which the Building is located, for work or materials done for, or furnished to, Tenant (other than for work or materials supplied by Landlord), such mechanic's lien shall be discharged by Tenant the earlier of (a) the date a responsive pleading is due in any such lien action, or (b) ten (10) days thereafter, at Tenant's sole cost and expense, by the payment thereof or by the filing of any bond required by law. If Tenant shall fail to discharge any such mechanic's lien, Landlord may, at its option, discharge the same and treat the cost thereof as additional rent hereunder, payable with the monthly installment of rent next becoming due; and such discharge by Landlord shall not be deemed to waive the default of Tenant in not discharging the same. Tenant will indemnify and hold Landlord harmless from and against any and all expenses (including reasonable attorney's fees), liens, claims or damages to any person or property which may or might arise by reason of the making by Tenant of any Alterations. Landlord will in turn indemnify and hold Tenant harmless from and against any and all expenses (including reasonable attorney’s fees), liens, claims or damages to any person or property which may or might arise by reason of the making of Landlord of any alterations.

7.2    Alterations may be made only at Tenant's expense, by contractors or subcontractors approved by Landlord, which approval shall not be unreasonably withheld, and only after Tenant has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies of the permits to Landlord. Landlord shall have the right to have the making of any Alterations supervised by its architects, contractors or workmen. All Alterations that affect or in any way relate to the mechanical, electrical, plumbing, heating, air conditioning, or structural systems of the Building shall be done only by Landlord or Landlord's contractor or agent at Tenant's expense. Landlord will use its best effort to perform the work at a reasonable cost.

7.3    If any Alterations are made without the prior written consent of Landlord, Landlord may correct or remove the same, and Tenant shall be liable for all reasonable expenses so incurred by Landlord. All Alterations in or to the Demised Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Demised Premises as a part thereof at the end of the term hereof; provided however, Tenant shall have the right to remove, prior to the expiration of the term of this lease, all movable furniture, furnishings or equipment installed in the Demised Premises at the expense of Tenant, and if such property of Tenant is not removed by Tenant prior to the expiration or termination of this Lease, the same shall, at Landlord's option, become the property of Landlord and shall be surrendered with the Demised Premises as a part thereof. Should Landlord elect that Alterations installed by Tenant be removed upon the expiration or termination of this Lease, it shall so advise Tenant at the time of its providing consent to such Alterations, Tenant shall remove the same at Tenant's sole cost and expense, and if Tenant fails to remove the same, Landlord may remove the same at Tenant's expense and Tenant shall reimburse Landlord for the cost of such removal together with any and all damages which Landlord may sustain by reason of such default by Tenant.

8.    ASSIGNMENT AND SUBLETTING
8.1    Tenant may not assign, transfer, mortgage or encumber this Lease, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, other than Tenant may automatically and without Landlord’s consent (but providing written notice to Landlord thereof) assign the Lease to another controlling, controlled by or under common control with Tenant. The withdrawal or change, whether voluntary, involuntary or by operation of law, of persons or entities owning a controlling interest in Tenant, or the sale of Tenant's business, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Paragraph. Tenant's failure to comply with the foregoing sentence shall be deemed to be a material breach of this Lease by Tenant.

8.2    Tenant shall not sublease the Demised Premises or any part thereof or transfer possession or occupancy thereof to any person, firm or corporation without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

8.3    In the event Tenant subleases or assigns all or part of the Demised Premises at a rental per square foot that is higher than the rental being paid by Tenant hereunder or in exchange for Tenant's receipt of any bonus or lump sum payment, Landlord shall be entitled to receive and Tenant shall promptly remit fifty percent (50%) of any excess rental, bonus and/or lump sum payment which may inure to Tenant's benefit as a result of any such assignment or subletting regardless of Landlord's consent thereto. Landlord will receive the excess rental, if any, within ten (10) days of Tenant’s receipt of same.

8.4    In the event Tenant desires to sublease all or any part of the Demised Premises, Tenant shall give written notice thereof to Landlord. Landlord shall have the right, within thirty (30) days after receipt of written notice from Tenant of Tenant's desire to sublease all or part of the Demised Premises, to retake such portion to be subleased from Tenant and to terminate this Lease with respect to any such space so taken.

8.5    Any sublease or assignment shall be subject to the following conditions:

(a)        Tenant’s successor shall be acceptable as a first class user of office space in Landlord's reasonable opinion.

(b)        At the time of making such assignment or sublease, there is no default under any of the agreements, terms, covenants and conditions on the part of the Tenant to be performed under this Lease.

(c)       Such assignment or sublease shall be in writing, shall certify the amount of rental, bonus and/or lump sum payment paid or to be paid to Tenant, shall contain an agreement on the part of the assignee or subtenant to abide by all of the terms and provisions of this Lease, except for the payment of rent and additional rent, and shall be duly executed and acknowledged by Tenant and Tenant's assignee or subtenant. Landlord’s consent to any assignment or sublet shall not obviate the requirement of Landlord’s consent to future assignments and/or sublets on the part of Tenant or any assignee or sublessee of Tenant. A copy of the sublease must be supplied to the Landlord within thirty (30) days after full and final execution.

(d)      Such assignment or sublease shall expressly prohibit the assignee or subtenant from removing any of the Landlord's personal property from the Demised Premises without the Landlord's express written consent.

(e)       No assignment or sublease shall obligate Landlord to make any Alterations (as that term is defined in Paragraph 8 above) nor to do any finishing or remodeling work in or to all or any part of the Demised Premises, nor shall any such assignment or sublease result in a decrease of any amounts payable to Landlord pursuant to the terms of this Lease.

(f)       No assignment or sublease shall release or discharge, in whole or in part, Tenant's liability for the full performance of the agreements, terms, covenants and conditions contained in this Lease.

(g)       If all or any part of the Demised Premises shall be subleased or occupied by any person or entity other than the Tenant, the Landlord may, after default by the Tenant, collect rent from any such subtenant(s) or occupant(s), and apply the amount collected to the rent reserved herein, and Tenant hereby assigns to Landlord the rent due from any subtenant or assignee of Tenant and hereby authorizes each such subtenant or assignee to pay said rent directly to Landlord but no such collection shall be deemed a waiver of any agreement, term, covenant or condition hereof nor the acceptance by the Landlord of any subtenant or occupant as Tenant.

(h)      Wherever notice, demand, request, or any other communication of any nature is required to be given by the Landlord or by any mortgagee to the Tenant, no such notice, demand, request, or communication shall, in any event, be required to be given to any such assignee or subtenant, and any notice, demand, request or communication shall be given only to the Tenant herein.

(i)       Any assignment or subletting permitted hereunder shall be for the initial term only, and shall not include any option or renewal rights.

8.6         If Landlord withholds approval to the proposed subletting or assignment, this Lease shall remain in full force and effect. In the event Landlord does not exercise any of its rights specified in this Paragraph 8, or does not respond to Tenant's request for Landlord's consent to an assignment or sublease, within ten (10) days after Tenant's request therefore, Landlord shall be deemed to have withheld approval of the sublease or assignment. If Tenant thereafter completes a sublease or assignment with a third party, such sublease or assignment shall be null and void.

9.	INSTALLATIONS AFFECTING BUILDING AND BUILDING SYSTEMS
9.1    Landlord shall have the right to prescribe the weight and method of installation and position of safes, heavy fixtures, shelving, files, library stacks, equipment or machinery and Tenant will not install any such items which would place a load upon any floor exceeding the floor load per square foot which such floor was designed to carry. The live load for the building is one hundred pounds per square foot, with allowable reductions per BOCA. All damage done to the Building or any part thereof by taking in or removing a safe or any other article of Tenant's office equipment, or due to its being in the Demised Premises, shall be repaired at the reasonable expense of the Tenant. No freight, furniture, or other bulky matter of any description will be received into the Building or carried in the elevators, except as approved by the Landlord. All moving of furniture, material, and equipment shall be subject to the supervision of the Landlord, who shall, however, not be responsible for any damage to or charges for moving the same. Tenant agrees to promptly remove from the public area adjacent to the Building and from any common area within the Building any of Tenant's merchandise or property there delivered or deposited.

9.2    Except as may be specifically permitted by the terms of this Lease, Tenant shall not install or use any equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to or require the use of the water, plumbing, heating, air-conditioning, or electrical system of the Demised Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. In addition, only Landlord or Landlord’s contractor or agent at Tenant’s reasonable expense shall do all of the work described in the foregoing sentence. Landlord will use its best efforts to secure a competitive price for the work to be performed. Landlord's consent shall not be unreasonably withheld or delayed, but may be conditioned upon the payment by the Tenant of additional rent as compensation for such excess consumption of utilities and the payment for other alterations as may be required for such equipment, as and if established by appropriate engineers.

10.	ACCESS
Tenant agrees to allow Landlord, its agents or employees to enter the Demised Premises at all reasonable times and upon 24 hour prior written notice (except in case of emergency, in which event Landlord may enter the Demised Premises without notice) to examine, inspect or protect the same or to prevent damage or injury to the same; to make such alterations and repairs as the Landlord may deem necessary; or to exhibit the same to prospective tenants during the last twelve (12) months of the term.

Landlord will provide Tenant with two (2) access card per one thousand (1,000) rentable square feet of space leased by Tenant at no charge. Each additional or replacement access card requested by Tenant shall be at a charge to Tenant of $15.00 per card.

11.	COVENANTS OF LANDLORD
11.1    Landlord covenants that it has the right to make this Lease for the term aforesaid, and that if Tenant shall pay all rent when due and punctually perform all of the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Demised Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject, however, to the provisions of this Lease, including but not limited to the Rules and Regulations and the provisions of Paragraph 11.2 below.

11.2    Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (1) to change the street address and/or name of the Building and/or the arrangement and/or location of entrances passageways, atria, doors doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; (2) to erect, use and maintain pipes and conduits in and through the Demised Premises; (3) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building not inconsistent with Tenant's permitted use of the Demised Premises; and (4) the exclusive right to use and/or lease the roof areas, and the sidewalks and other exterior areas; provided such acts do not impair Tenant’s ability to conduct business in the normal course. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or of Tenant's use or occupancy of the Demised Premises.

12.	RULES AND REGULATIONS
Tenant, its agents, employees and invitees shall abide by and observe the rules and regulations attached hereto as Exhibit F. Tenant, its agents, employees and invitees shall abide by and observe such other reasonable rules or reasonable regulations which will be enforced in a uniform and non-discriminating manner by Landlord as may be promulgated from time to time by Landlord for the operation and maintenance of the Building provided that the same are not inconsistent with the provisions of this Lease, do not materially impair Tenant’s permitted use of the premises, and a copy thereof is sent to Tenant. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions or covenants contained in any other Lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, or such other Tenant's employees, agents or invitees.

13.	SIGNS
No sign, advertisement or notice shall be inscribed, painted, affixed or displayed by Tenant on any part of the outside or the inside of the Building except on the doors of offices and on the Building directory and then only in such place, number, size, color and style as is approved by Landlord, and if any such sign, advertisement or notice is exhibited, without Landlord's approval, which approval shall not be unreasonably withheld or delayed, Landlord shall have the right to remove the same and Tenant shall be liable for any and all expenses incurred by Landlord for such removal. All such suite signs, shall be at the sole expense of Tenant, and all directory signage shall be at the sole expense of Landlord.

14.	INSURANCE
14.1    Tenant shall procure and keep in force at its own expense during the term of this Lease, public liability and property damage insurance in a company acceptable to Landlord, naming Landlord, Landlord’s Agent, and any mortgagee of the Building as additional insureds, with a minimum combined single limit coverage of two million dollars ($2,000,000) (to include "independent contractors" coverage, broad form "contractual" liability, "personal injury" liability and a broad form CGL endorsement). Landlord will accept a certificate showing evidence of coverage under Tenant's umbrella insurance policy. If at any time Tenant does not comply with the foregoing provisions of this Paragraph, Landlord may, at its option cause such insurance to be issued and in such event Tenant shall pay the premium(s) for such insurance promptly upon Landlord's written demand. Tenant shall, in any event, defend, indemnify and save Landlord harmless from and against any and all claims, actions, damages, liability, and expenses, including reasonable attorney's fees, for injury to persons or property, arising in whole or in part from any act or omission of Tenant, its employees, agents, contractors, customers or other visitors, except for negligence on the part of Landlord or its employees.

14.2    In addition to the above, Tenant shall maintain insurance covering all of Tenant's leasehold improvements, trade fixtures and personal property from time to time in, on or upon the Demised Premises and any alterations, improvements, additions or changes made by Tenant thereto in an amount not less than one hundred percent (100%) of their full replacement cost from time to time during the Term of this Lease, providing protection against perils included within the standard form of fire and extended coverage insurance policy, together with insurance against sprinkler leakage or other sprinkler damage, vandalism and malicious mischief. Any policy proceeds from such insurance, so long as this Lease shall remain in effect, shall be applied first for the repair, reconstruction, restoration or replacement of the property damaged or destroyed.

14.3    All insurance policies required to be obtained and maintained by Tenant under this Lease: (1) must be issued by insurance companies with a minimum Best rating of XIII; (2) must be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry; (3) must contain an express waiver of any right of subrogation by the insurance company against Landlord and its agents; (4) must provide that the policy may not be canceled unless Landlord shall have received thirty (30) days prior written notice of cancellation; and (5) shall contain a provision that Landlord and any other parties in interest, although named as insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to them, their servants, agents and employees by reason of the negligence of Tenant (or any other named insured). Tenant shall either: a) provide a Certificate of Insurance within thirty (30) days of occupancy or b) deliver to Landlord certified copies, or duplicate originals, of each such policy or renewal policy, together with evidence of payment of all applicable premiums, not later than thirty (30) days after the Lease Commencement Date, and at least thirty (30) days before the expiration of the expiring policies previously furnished. Any insurance required of Tenant under this Paragraph 14 may be carried under a blanket policy covering the Demised Premises and other locations of Tenant, provided that Tenant shall deliver to Landlord: a) a Certificate of Insurance or b) a duplicate original or certified copy of each blanket policy, or other evidence satisfactory to Landlord of blanket coverage. Neither the issuance of any such insurance policy nor the minimum limits specified in this Paragraph 14 with respect to Tenant's insurance coverage shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease.

14.4    Insurance Cost Increases Due to Tenant's Activity. In the event of increases in the insurance rates for fire insurance or other insurance carried by Landlord due to Tenant's activity or property in or about the Demised Premises of the Building, or for improvements to the Demised Premises for which Tenant is responsible, Tenant shall be liable for such increases and shall reimburse Landlord immediately upon written demand therefore. Statements by an insurance company or by the applicable insurance rating bureau that such increases are due to such activity, property or improvements shall be conclusive evidence for determining the liability of Tenant hereunder.

14.5    Procurement of Certain Policies by Landlord. Landlord shall procure and keep in force at its own expense during the term of this Lease public liability and property damage insurance policies with respect to building operations exclusive of the Demised Premises with not less than a combined single limit of one million dollars ($1,000,000) and general annual aggregate limit coverage of two million dollars ($2,000,000). Such policy shall be full general liability coverage with no unusual exclusions.

14.6    Insurance on Landlord's Building and Improvements. In addition to the insurance described in paragraph 14.5 above, Landlord shall maintain insurance covering the entire Building and Landlord's improvements and personal property from time to time in, on or upon the Building and any alterations, improvements, additions or changes made by Landlord thereto in an amount not less than ninety percent (90%) of their full replacement cost from time to time during the entire term of this Lease, providing protection against perils included within the standard form of fire and extended coverage insurance policy, together with insurance against sprinkler leakage or other sprinkler damage, vandalism and malicious mischief. Landlord shall apply the claim payment proceeds of such insurance, subject and subordinate to the mortgagor, directly to the repair or restoration of the loss or damage to the Building that was the basis of such claim.

14.7    General Provisions Relating to Landlord's Insurance. All insurance policies required to be obtained and maintained by Landlord under this lease (i) must be issued by insurance companies with a minimum Best rating of XIII; (ii) must be written as primary policy coverage and not contributing with or in excess of any coverage which Tenant may carry; (iii) must provide for a waiver of any right of subrogation by the insurance company against Tenant and its agents.

14.8    Insurance Does Not Limit Liability. Landlord and Tenant hereby expressly agree that the insurance provisions of this Lease, including the required minimum limits set forth in paragraphs 14.1, 14.2, 14.5, and 14.6 of this Lease, are intended to assure that certain minimum standards of insurance protection are afforded by or on behalf of the parties. No specification as to type, scope, amount or amounts of such insurance shall in any way be construed as a limitation or measurement of the liabilities of Tenant or Landlord arising under or out of this Lease.

15.	INDEMNITY
15.1    General Release of Landlord Liability. Except due to Landlord’s negligence, Tenant does hereby release, indemnify and hold Landlord harmless from and against any injury, Loss, compensation or claim by Tenant, including, but not limited to, claims for the interruption of or loss to Tenant's business, based on, arising out of or resulting from any cause whatsoever (except as otherwise provided in this Paragraph 15) including, but not limited to, the following: repairs to any portion of the Demised Premises; interruption in the use of the Demised Premises or any equipment therein; any fire, robbery, theft, vandalism, mysterious disappearance in or on the Demised Premises; and any leakage in any part or portion of the Demised Premises or the Building, or from water, rain, ice or snow that may leak into or flow from, any part of the Demised Premises or the Building, or from drains, pipes or plumbing fixtures in the Building. Any goods, property or personal effects stored or placed by Tenant, its employees or agents in or about the Demised Premises shall be at the sole risk of Tenant and Landlord shall not in any manner be held responsible therefore. Notwithstanding the foregoing provisions of this Paragraph 15.1, Landlord shall not be released from liability to Tenant or any other person or entity for any injury to any natural person or to any property of Tenant caused by the negligence of Landlord or its employees.

15.2    Landlord assumes no liability or responsibility whatsoever with respect to the conduct and operation of the business to be conducted by Tenant in the Demised Premises. Landlord shall not be liable for any accident to or injury to any person or persons or property in or about the Demised Premises which are caused by the conduct or operation of said business or by virtue of equipment or property of Tenant in said Demised Premises, and Tenant agrees to hold the Landlord harmless against all such claims.

15.3    Tenant will indemnify Landlord and hold Landlord harmless from and against any loss, damage or liability, occasioned by or resulting from any default hereunder or any wrongful or grossly negligent act on the part of the Tenant, its agents, servants, employees, invitees, clients or persons authorized on the Demised Premises by Tenant. Landlord will indemnify Tenant and hold Tenant harmless from and against any loss, damage or liability, including reasonable attorney's fees, occasioned by or resulting from any default hereunder or any wrongful or negligent act on the part of the Landlord, its agents, servants, employees, authorized on the Demised Premises by Tenant.

15.4    In the event that at any time during the term of this Lease Tenant shall have a claim against Landlord, Tenant shall not have the right to set off or deduct the amount allegedly owed to Tenant from any rent or other sums payable to Landlord hereunder.

16.	SERVICES
16.1   Landlord will provide the following services:

a.    Automatically operated elevator service twenty-four (24) hours per day, seven (7) days a week. Access to the Building after Normal Building Hours, which are 7:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 12:00 p.m., Saturday shall be via the Building card access system.

         b.   Heat, ventilation and air conditioning (“HVAC”) when necessary to provide a seasonable temperature (subject to governmental regulations) for normal occupancy and use of the Demised Premises during Normal Building Hours. No regular HVAC service will be provided on Sunday or recognized legal holidays. In the event Tenant requests the use of Building HVAC after Normal Building Hours, Tenant shall pay for such use at an hourly rate of $18.50 per hour with a two (2) hour minimum.

         c.   Electricity for building standard lighting during Normal Building Hours. If Tenant regularly utilizes the Demised Premises beyond Normal Building Hours, electricity for building standard lighting used beyond Normal Building Hours shall be considered excess electric and Tenant agrees to pay Landlord, promptly upon demand, as Additional Rent hereunder for all electric consumed for the use of said after-hours lighting at the average rate per unit of energy then in effect.

         d.   Electricity allowance for 120/208-volt power for operation of desk-top computers, printers, fax machines, copy machines, telephone equipment, non-standard Building lighting, and other energy consuming devices (“Office Equipment”). In the event Landlord reasonably determines that Tenant is consuming an excessive amount of electricity, Landlord reserves the right to separately meter Tenant’s space at Tenant’s expense and Tenant agrees to pay to Landlord, promptly upon demand, as Additional Rent hereunder for said excessive electricity at the average rate per unit energy then in effect. An independent engineer selected by Landlord shall reasonably determine electricity consumption. Tenant shall have the option to have an electric meter installed at Tenant’s expense.

e.    Dedicated computer rooms and supplemental air conditioning and/or air ventilation units shall not be considered standard Office Equipment and shall be separately metered, at Tenant’s expense. Tenant agrees to pay Landlord, promptly upon written demand, as Additional Rent hereunder for all electric consumed by non-standard Office Equipment at the average rate per unit energy then in effect. Whenever heat generating machines and/or equipment are used by Tenant in the Demised Premises, Landlord reserves the right to install supplementary air conditioning and or air ventilation units for the Demised Premises and the cost of installation, operation and maintenance thereof shall be paid by Tenant at rates set by Landlord as Additional Rent.

f.    Landlord shall perform all light tubes or bulb replacements at Tenant's reasonable request and the cost for same shall be included as an item of Operating Expenses; provided, however, that the cost of replacing non-Building standard or specialized lights shall be replaced at Tenant’s sole cost and expense.

g.    Rest room facilities and necessary lavatory supplies, including hot and cold running water, at those points of supply provided for the general use of other tenants in the Building, and routine maintenance, painting, and electrical lighting service for all public areas and special service areas of the Building in the manner and to the extent that is standard for first-class office buildings in the St. Louis metropolitan area.

h.    Access to the Demised Premises on a full-time twenty-four hour basis, subject to such reasonable regulations and/or security systems that Landlord may impose for security purposes.

i.    Janitorial services that are standard for first-class office buildings in the St. Louis metropolitan area.

j.    Access to the front door of the Building during Normal Building Hours. After-hours access shall be through the Building’s card access system.

16.2    Any failure by Landlord to furnish the foregoing services as a result of governmental restrictions, energy shortages, equipment breakdowns, maintenance, repairs, strikes, scarcity of labor or materials, or from any cause beyond the control of Landlord, shall not render Landlord liable in any respect for damages to any person or property, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from Tenant's obligations hereunder. If the Building equipment should cease to function properly, Landlord shall use reasonable diligence to repair the same promptly.

16.3    Tenant shall pay directly to the utility companies all costs and charges for Tenant's consumption of utilities (other than water) under any separate meters installed for the Demised Premises and shall pay to Landlord, as additional rent, its proportionate share of electric bills rendered to Landlord under any meters shared by Tenant with another tenant or tenants. In the event the cost of any such utilities is billed to Landlord, then Tenant shall reimburse Landlord the full cost thereof, as additional rent, within ten (10) days after demand therefor. The provision of Paragraph 3.4 of this Lease shall apply if any payment due pursuant to this Paragraph is not made when due. In the event any charges for utilities billed directly to Landlord are not allocated to Tenant on the basis of Tenant's actual usage (i.e., through the use of submeters), then such charges shall be allocated by Landlord based on the ratio of the area of the Demised Premises compared to the area serviced by the applicable meter or submeter. In the event Landlord reasonably determines that Tenant is consuming an excessive amount of electricity due to a 24-hour computer system, any other electrical system or any reason whatsoever, Landlord reserves the right to separately meter Tenant’s space at Tenant’s sole cost and expense.

17.    PARKING
Landlord will provide Tenant unreserved parking per municipal code of the City of Creve Coeur, which is currently 3.33 parking spaces per 1,000 rentable square feet of leased space, and Landlord will also provide Tenant three (3) reserved covered parking space in a location to be reasonably determined by Landlord. This parking will be provided free of charge, through-out the term of the Lease, in the parking structures that service the Building. Additional reserved covered parking spaces shall be available to Tenant at a charge of Fifty and 00/100 Dollars ($50.00) per parking space per month. All parking for the Building will be structured.

18.	DAMAGE BY FIRE OR OTHER CASUALTY
18.1    If the Demised Premises shall be damaged by fire or other casualty, not due to the negligence or fault of Tenant, Landlord shall, as soon as practicable after such damage occurs (subject to being able to obtain all necessary permits and approvals, including, without limitation, permits and approvals required from any agency or body administering environmental laws, rules or regulations, and taking into account the time necessary to effectuate a satisfactory settlement with any insurance company) repair such damage at Landlord's expense and this Lease shall not terminate. It is understood and agreed that the Building, whether partially or totally damaged or destroyed, need not be restored to the same condition as existed prior to such damage or destruction, provided the Building is restored to a condition architecturally harmonious and consistent with the Demised Premises and the balance of the Building. Landlord shall not be required to expend more for any repair, rebuilding, reconstruction, restoration, or replacement of the Demised Premises and/or the Building pursuant to this Paragraph than the amount of insurance proceeds paid to Landlord in connection therewith (or if Landlord shall be self-insured, the amount of insurance proceeds which would otherwise have been paid to Landlord had not Landlord been so self-insured). If the Building is so substantially damaged that it is reasonably necessary, in Landlord's judgment, to demolish the same for the purpose of reconstruction, Landlord may demolish the same, in which event Landlord may treat such demolition as if it had been caused by the same cause as that which caused the damage.

18.2    Except as otherwise provided herein, if the entire Demised Premises are rendered untenantable by reason of any such damage, all rent and additional rent shall abate for the period from the date of the damage to the date the damage is repaired, and if only a part of the Demised Premises are so rendered untenantable, the rent shall abate for the same period in the proportion that the area of the untenantable part bears to the total area of the Demised Premises; provided, however, that if, prior to the date when all of the damage has been repaired, any part of the Demised Premises so damaged are rendered tenantable and shall be used or occupied by or through Tenant, then the amount by which the rent abates shall be apportioned for the period from the date of such use or occupancy to the date when all the damage has been repaired. No compensation or reduction of rent will be paid or allowed by Landlord for inconvenience, annoyance, or injury to Tenant's business arising from the need to repair the Demised Premises or the Building.

18.3    Landlord shall have no obligation to repair damage to or to replace Tenant's personal property or any other property located in the Demised Premises, and Tenant shall within thirty (30) days after the Building is sufficiently repaired so as to permit the commencement of work by Tenant, commence to repair, reconstruct and restore or replace the Demised Premises (including fixtures, furnishings and equipment) and prosecute the same diligently to completion.

18.4    Notwithstanding the foregoing provisions, if (a) the Demised Premises shall be so damaged by fire or other casualty that they cannot be fully repaired within a reasonable period of time after the date of damage, or (b) the Building shall be so damaged by fire or other casualty that, in Landlord's opinion, substantial alteration or reconstruction of the Building is required (whether or not the Demised Premises have been damaged or rendered untenantable), then Landlord, at its option, within one hundred twenty (120) days after the fire or other casualty, may give Tenant written notice of termination of this Lease and, in the event such notice is given, this Lease and the term shall terminate (whether or not the term shall have commenced) upon the expiration of thirty (30) days after the date of notice with the same effect as if the date of expiration of the thirty (30) days were the date initially fixed for expiration of the term, and all rents shall be apportioned as of such date. Tenant shall have the right to terminate if the damage has not been repaired within 120 days of the date the damage has occurred.

18.5    If the Demised Premises or the Building shall be damaged by fire or other casualty due to the act or omission of Tenant, or any of its employees, agents, licensees, invitees, assignees, subtenants, customers, clients, or guests, this Lease shall not terminate and Tenant shall remain fully liable to Landlord and Landlord shall retain all rights and remedies it has against Tenant pursuant to the terms of this Lease.

19.    CONDEMNATION
19.1    Tenant agrees that if the whole or a substantial part of the Demised Premises shall be taken or condemned for public or quasi-public use or purpose by any competent authority, Tenant shall have no claim against the Landlord and shall not have any right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation; and all right of the Tenant to damages for the unexpired leasehold estate and leasehold improvements that are, have become, or will become, by the terms and conditions of this Lease, the property of the Landlord, if any, are hereby assigned by the Tenant to the Landlord. And upon such entire or substantial condemnation or taking, the term of this Lease shall cease and terminate from the date of such governmental taking or condemnation or taking, and the Tenant shall have no claim against the Landlord for the value of any unexpired term of this Lease. If less than a substantial part of the Demised Premises is taken or condemned by any governmental authority for any public or quasi-public use or purpose, the rent shall be equitably adjusted on the date when title vests in such governmental authority and the Lease shall otherwise continue in full force and effect. For purposes of this Paragraph, a substantial part of the Demised Premises shall be considered to have been taken if more than fifty percent (50%) of the Demised Premises are thereafter unusable by Tenant.

19.2    If any part of the Building (including, without limitation, the Common Areas) is taken by condemnation so as to render, in Landlord's reasonable judgment, the remainder unsuitable for use as an office building, Landlord shall have the right to terminate this Lease upon notice in writing to Tenant within one hundred twenty (120) days after possession is taken by such condemnation. If Landlord terminates this Lease upon a condemnation of the Building as herein provided, it shall terminate as of the day possession is taken by the condemning authority, and Tenant shall pay rent and perform all of its other obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent as may have been paid in advance for a period subsequent to such possession.

20.    DEFAULT
20.1	If the Tenant shall:

(a)    fail to pay the rent or any installment thereof as aforesaid, and/or any additional rent as herein provided, and/or any late fee, when the same shall become due and payable, and such default shall continue for more than five (5) days after the date such payment is due; or

(b)    default in the performance of any of the other covenants, conditions, terms, agreements, rules or regulations herein contained, or hereafter established, on the part of the Tenant to be kept and performed and such default shall continue for more than ten (10) days after Tenant's receipt of written notice of such default from Landlord; provided, however, that if such failure is incapable of practicably being cured with diligence within such ten (10) day period and if Tenant shall proceed promptly to cure the same and thereafter shall prosecute such curing with diligence, then upon receipt by Landlord of a certificate from Tenant stating the reason such failure cannot be cured within ten (10) days and stating the estimated time necessary to fully cure such failure may be cured, shall be extended for such period as may be necessary to complete the curing of same with diligence; or

(c)    be a corporation and shall fail to remain in good standing in the State of Missouri or the state of its incorporation or shall if a foreign corporation, fail to maintain a duly registered agent in the State of Missouri and fail to correct such failure within the time necessary to prevent dissolution or disqualification by the applicable governing authority then, and in each and every such event from thenceforth, and at all times thereafter, at the option of the Landlord, the Lease shall terminate and Tenant's right of possession shall thereupon cease and terminate, and the Landlord shall be entitled to possession of the Demised Premises and to re-enter the same without demand of rent or demand of possession of the Demised Premises by process of law, notice to quit or of intention to re-enter the same being hereby expressly waived by the Tenant. And in the event of such re-entry by process of law or otherwise, the Tenant nevertheless agrees to remain liable for any and all damages which the Landlord may sustain by such re-entry including, without limitation, deficiency in or loss of rent, reasonable attorney's fees, other collection costs and all expenses of placing the Demised Premises in first-class rentable condition, including the costs of subdividing all or part of the Demised Premises; or,

(d)    vacate or abandon the Demised Premises during the term of the Lease, the Tenant would be in default, however, abandonment by Tenant shall not be deemed to have occurred as long as rent is paid when due, regardless of whether Tenant occupies the Demised Premises.

20.2    If any of the defaults described in (a) through (d) occurs, Landlord may, but shall not be obligated to, terminate this Lease by notice to Tenant.

20.3    Whether or not this Lease and/or Tenant's right of possession is terminated by reason of Tenant's default, and in addition to any other remedy Landlord may have at law or in equity, Landlord may relet the Demised Premises or any part thereof, alone or together for such term(s) which may be greater or less than the period which otherwise would have constituted the balance of the Lease Term) and on such terms and conditions (which may include concessions of free rent and alterations of the Demised Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet the Demised Premises or any failure by Landlord to collect any rent due upon such reletting.

20.4    Whether or not this Lease is terminated by reason of Tenant's default, Tenant nevertheless shall remain liable for any Base Annual Rent, additional rent or damages which may be due or sustained prior to or as a result of such default, all costs, fees and expenses including, but not limited to, reasonable attorneys' fees, brokerage fees, expenses incurred in placing the Demised Premises in first-class rentable condition, and any other costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Demised Premises to others from time to time (all such Base Annual Rent, additional rent, damages, costs, fees and expenses being hereinafter referred to as "Termination Damages"), which, at the election of the Landlord, shall include either:

(a)    An amount equal to the Base Annual Rent and additional rent which would have become due during the remainder of the term of this Lease, less the amount of rental, if any, which Landlord shall receive during such period from others to whom the Demised Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such Termination Damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the date on which the term of this Lease would have expired but for Tenant's default. Separate suits or actions may be brought to collect any such Termination Damages for any subsequent month(s) by similar proceedings, or Landlord may defer any suits or actions until after the expiration of the Lease Term; or

(b)    An amount equal to the present value (as of the date of Tenant's default) of all Base Annual Rent and additional rent which would have become due during the remainder of the term of this Lease, discounted at the rate of eight percent (8%) per annum, which Termination Damages shall be payable to Landlord in one lump sum on demand.

20.5    If Tenant shall (i) generally not pay Tenant's debts as such debts become due or become insolvent, (ii) make an assignment for the benefit of creditors, (iii) file, be the entity subject to, or acquiesce in a petition in any court (whether or not pursuant to any statute of the United States or any state) in any bankruptcy, reorganizations, composition, extension, arrangement, or insolvency proceedings, or (iv) make an application in any proceedings for, be the entity subject to, or acquiesce in, the appointment of a custodian, trustee, receiver or agent for Tenant or all or any portion of Tenant's property; or (v) acquiesce in any petition filed against Tenant in any court (whether or not pursuant to any statute of the United States or any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, in which Tenant is the subject entity, and, in any of the foregoing enumerated events, (1) an order for relief be issued thereon, or (2) such petition shall be approved by any court, or (3) such proceedings shall not be dismissed, discontinued, terminated or vacated within thirty (30) days after such petition is filed; then, in any of said events, this Lease shall immediately cease and terminate at the option of Landlord with the same force and effect as though the date of occurrence of said event was the date herein fixed for expiration of the term of this Lease. In case any of the foregoing provisions are unenforceable or invalid under the Bankruptcy laws of the United States or the insolvency laws or laws for the relief of debtors of any state or territory, the remaining provisions of this Paragraph shall not be affected thereby, but shall remain in full force and effect. No trustee, interim trustee, debtor in possession, debtor engaged in business, custodian, receiver or assignee, or any fiduciary by whatever name, in dominion, control, custody or title, acting under the purported authority of any law, may assume or assign this lease without the prior written consent of Landlord unless all requirements of the Bankruptcy Laws of the United States are fully satisfied. Such requirements in the event of a proceeding under 11 U.S.C. 101, et seq., include specifically, but without limitation, full compliance with 11 U.S.C. 365 (b) (1) (A), (B) and (C), (b) (3) (A), (B) and (C), (b) (4) and (f) (2) (A) and (B). If the property of Tenant is under administration pursuant to the provision of 11 U.S.C. 101, et seq., then no claim of Landlord for failure or refusal of Tenant to perform the covenants of this Lease shall exceed amounts allowable under 11 U.S.C. 502 (b) (A) and (B), together with any other amounts allowable to Landlord under other provisions of 11 U.S.C. or interpretations thereof.

20.6    The provisions contained in this Section 20 shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease. If, prior to the commencement of the term of this Lease, Tenant notifies Landlord of, or otherwise unequivocally demonstrates, Tenant's intention to repudiate this Lease, Landlord may, at its option, consider this anticipatory repudiation as a breach of this Lease, in which event Landlord may retain all rent paid upon execution of the Lease and the security deposit, if any, as termination damages of Landlord incurred as a result of such repudiation. In addition, Tenant shall pay in full for all tenant improvements constructed or installed within the Demised Premises to the date of the breach, and shall pay for all materials ordered at Tenant's request for the Demised Premises.

21.    TENANT HOLDING OVER
In the event the Tenant shall hold over after the expiration of the term of this Lease or any renewal thereof, then commencing on the first day of the month following expiration of the term hereof and on the first day of each month during Tenant's period of hold-over occupancy, Tenant shall pay to Landlord one hundred and twenty-five percent (125%) of the monthly installment of rent then in effect for the month immediately prior to the expiration of the term hereof and one hundred and twenty-five percent (125%) of the monthly amount of any additional rent payable by Tenant pursuant to the terms of this Lease.

22.    HAZARDOUS SUBSTANCES
Tenant covenants and agrees that Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, (as defined below) or materials on or about the Demised Premises or Building. Tenant shall not allow the storage, use or disposal of such hazardous substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such hazardous substances or materials, nor allow to be brought into the Demised Premises or Building any such hazardous materials or substances except to use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such hazardous substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended 42 U.S.C. Section 6901 et seq., any applicable state or local laws, ordinances, ordinances or regulations, and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials or substances due to acts or omissions of Tenant, then the costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Demised Premises or Building. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Demised Premises. In all events, Tenant shall indemnify and hold Landlord harmless from and against any and all claims, costs and liabilities, including without limitation reasonable attorney's fees and costs incurred as a result of a release or threatened release or hazardous materials or substances on the Demised Premises or Building occurring while Tenant is in possession, or if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the lease term.

23.    ATTORNMENT AND CURE RIGHTS
This Lease is subject and subordinate to the first mortgage and/or deed of trust which may now or hereafter affect this Lease or the Building of which the Demised Premises form a part or the land on which the Building is erected, and to all renewals, modifications, consolidations, replacements and extensions thereof. In confirmation of such subordination, Tenant shall, within ten (10) business days after request therefore, execute any commercially reasonable certificate that the Landlord or Landlord's lender may request and which does not modify or amend this Lease. Tenant agrees that in the event any proceeding is brought for the foreclosure of any mortgage encumbering the Building, Tenant shall attorn to the purchaser at such foreclosure sale and shall recognize such purchaser as the Landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event any such foreclosure proceeding is prosecuted or completed provided that the Purchaser at any such foreclosure sale shall recognize this Lease and the rights of Tenant hereunder as long as Tenant is not in default in the performance of any of the terms and provisions on Tenant's part to be kept and performed under this Lease. Tenant agrees that upon such attornment, such purchaser shall not be (1) bound by any payment of annual base rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease but only to the extent such prepayments have been delivered to such purchaser, (2) bound by any subsequent amendment of this Lease made without the consent of the lender providing permanent financing for the Building, (3) liable for damages for any act or omission of any prior landlord, or (4) subject to any offsets or defenses which Tenant might have against any prior landlord, provided, however, that after succeeding to Landlord's interest under this Lease, such purchaser shall perform in accordance with the terms of this Lease all obligations of Landlord arising after the date such purchaser acquires title to the Building. Upon request by such purchaser, Tenant shall execute and deliver an instrument or instruments confirming its attornment.

Contemporaneous with the execution of this Lease, Tenant shall execute the Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) attached hereto as Exhibit G. Upon receipt of said fully executed SNDA, Landlord shall forward the Agreement to Lender, as that term is defined in the SNDA, for execution by Lender.

24.    MORTGAGEE REQUIREMENTS
Tenant shall, at its expense, comply with all reasonable requirements and notices of any financial institution(s) providing funds for the permanent financing or refinancing of the Building, respecting all matters of occupancy, use, condition or maintenance of the Demised Premises provided the same shall not unreasonably interfere with the conduct of Tenant's business nor materially limit or affect the rights of the parties under this Lease. In addition, notwithstanding acceptance and execution of this Lease by the parties hereto, it is understood and agreed that the terms hereof shall be automatically deemed modified, if so required, for the purpose of complying with or fulfilling the reasonable requirements of any lender secured by a mortgage or deed of trust which may now or hereafter be placed or secured upon the Building by any financial institution providing funds for the permanent financing or refinancing of the Building, provided, however, that such modifications shall not be in material derogation or diminution of any of the rights of the parties hereunder, nor materially increase any of the obligations or liabilities of the parties hereunder. In the event any lender requires commercially reasonable changes to this Lease as described above, Landlord may submit to Tenant a written amendment to this Lease incorporating such changes and, if such amendment does not interfere with the conduct of Tenant’s business or materially limit or affect Tenant’s rights and privileges hereunder, Tenant hereby covenants and agrees to execute, acknowledge and deliver such amendment to Landlord within ten (10) business days after Tenant’s receipt thereof.

25.    ESTOPPEL CERTIFICATES
Tenant shall, without charge, at any time, and from time to time, within ten (10) business days after receipt of request therefore by Landlord, execute, acknowledge and deliver to Landlord, any mortgagee, assignee of a mortgagee, or any purchaser of the Building or any other person designated by Landlord, as of the date of such Estoppel Certificate, the following: (1) whether or not Tenant is in possession of the Demised Premises; (2) whether or not this Lease is unmodified and in full force and effect (or if there has been a modification, that the Lease is in full force and effect (or if there has been a modification, that the Lease is in full force and effect as modified and setting forth such modification); (3) whether or not there are then existing any set-offs or defenses against the enforcement of any right hereunder (and, if so, specifying the same in detail); (4) the dates, if any, to which any rent or no other charges have been paid in advance; (5) that Tenant has no knowledge of any other such uncured defaults on the part of Landlord's obligations under this Lease (or if Tenant has knowledge, specifying the same in detail); (6) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail); and (7) the address to which notices to Tenant should be sent. Any such statement delivered pursuant hereto may be relied upon by Landlord or any prospective purchaser or mortgagee of the Building or any part thereof or estate therein. Tenant acknowledges that time is of the essence to the delivery of such statements by Tenant and that Tenant's failure or refusal to do so may result in substantial damages to Landlord resulting from, for example, delays suffered by Landlord in obtaining financing or refinancing secured by the Building. Tenant shall be liable for all such damages suffered by Landlord as a direct result of Tenant’s failure or refusal. In addition, if after thirty days from written notice requesting such estoppel certificate, Tenant's failure or refusal to deliver such certificates within the time period aforesaid shall be conclusive evidence as against Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord's performance of obligations hereunder, and (iii) that not more than one month's installment of Minimum Annual Rent has been paid in advance of the due date.

26.	LANDLORD'S INABILITY TO PERFORM
This Lease and the obligations of Tenant to pay rent and perform all of the provisions on the part of Tenant to be performed hereunder shall in no way be affected, impaired, or excused because Landlord, due to unavoidable delays, (1) is unable to fulfill any of its obligations under this Lease; (2) is unable to supply or is delayed in supplying any service expressly or implied to be supplied; (3) is unable to make or is delayed in making any repairs, replacements, additions, alterations or decorations; or (4) is unable to supply or is delayed in supplying any improvements, equipment or fixtures. Landlord shall be under no obligation to pay overtime labor rates.

27.    TRANSFER BY LANDLORD
Landlord may freely sell, assign, or otherwise transfer all or any portion of its interest under this Lease or in the Demised Premises or the Building, and in the event of any such sale, assignment or other transfer, the party originally executing this Lease as Landlord, and any successor or affiliate of such party, shall, without further agreement between Landlord and Tenant or between Landlord and/or Tenant and the person or entity who is the purchaser, assignee or other transferee of Landlord, be relieved of any and all of its obligations under this Lease, and Tenant shall thereafter be bound to such purchaser, assignee or other transferee, as the case may be, with the same effect as though the latter had been the original Landlord hereunder provided any such assignee, purchaser or transferee has assumed the obligations of Landlord hereunder.

28.    WAIVER
If under the provisions hereof Landlord shall institute proceedings and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any covenant herein contained nor of any of Landlord's rights hereunder. No waiver of any breach of any covenant, condition, term or agreement herein contained shall operate as a waiver of the covenant, condition, term or agreement itself or of any subsequent breach thereof. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and the Landlord may accept such check or payment without prejudice to the Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided. No reentry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

29.    ATTORNEY’S FEES.
If any person not a party to this Lease shall institute an action against Tenant in which Landlord shall be made a party, Tenant shall indemnify and save Landlord harmless from all liability by reason thereof, including reasonable attorneys’ fees, and all reasonable and necessary costs incurred by Landlord in such action to the extent not attributable to the negligence of Landlord. If any action shall be brought by Landlord to recover any rental under this Lease, or for or on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Lease, or for the recovery of possession of the Demised Premises, Landlord shall be entitled to recover from Tenant, as a part of Landlords’ costs, a reasonable attorney fee, the amount of which shall be fixed by the court and shall be made a part of any judgment in favor of Landlord, and court costs. If any action is commenced by either party against the other, the prevailing party will be reimbursed for all reasonable attorneys’ fees and associated costs by the other party.

30.    GENERAL PROVISIONS
30.1    Definition of "Landlord".    As used herein, the term "Landlord" shall mean the entity herein named as such, and its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had, had it originally signed this Lease as the Landlord. No person holding the Landlord's interest hereunder (whether or not such person is named as "Landlord" herein) shall have any liability hereunder after such person ceases to hold such interest, except for any such liability accruing while such person holds such interest. Neither the Landlord nor any principal of the Landlord, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. If the Landlord defaults in the performance of any of its obligations hereunder or otherwise, the Tenant shall look solely to the Landlord's equity, interest and rights in the Building for satisfaction of the Tenant's remedies on account thereof.

30.2    Definition of "Tenant". As used herein, the term "Tenant" shall mean each person hereinabove named as such and such person's heirs, personal representatives, successors and assigns, each of whom shall have the same obligations, liabilities, rights and privileges as it would have possessed had it originally executed this Lease as the Tenant; provided, that no such right or privilege shall inure to the benefit of any subtenant or assignee of the Tenant, immediate or remote, unless the assignment to such assignee or the sublease with such subtenant is made in accordance with the provisions of Paragraph 8, hereof. In the event that two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant or guarantee this Lease as Guarantors, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several. In like manner, in the event that the Tenant named in this Lease shall be a partnership or other business association, the members of which are by virtue of statute or general law subject to personal liability, then, and in that event, the liability of each such member shall be deemed to be joint and several. Notwithstanding any other provisions hereof, or of any rule or provision of law, the failure or refusal by Landlord to proceed, in the event of a breach or default by Tenant, against all the individuals, corporations, partnerships or other business associations comprising the Tenant (or any combination of two or more thereof) or against Tenant or against one or more of the Guarantors, if any, hereof shall not be deemed to be a release or waiver of any rights which Landlord may possess against such other individuals, corporations, partnerships, or associations not so proceeded against, nor shall it not be deemed to be a release or waiver of any rights which Landlord may possess against such other individuals, corporations, partnerships, or associations not so proceeded against, nor shall the granting by Landlord of a release of, or execution of a covenant not to sue anyone or more of the individuals, corporations, partnerships, or other business associations comprising the Tenant (or any combination of two or more thereof) or the Guarantors, if any, constitute a release or waiver, in whole or in part, of any rights which Landlord may possess against such other individuals, corporations, partnerships, or associations not so released or granted a covenant not to sue. In the event the Tenant or any guarantor of the Tenant's obligations hereunder, whether pursuant to a Guaranty attached hereto or otherwise, (herein called "Guarantor") is a corporation or partnership, the persons executing this Lease on behalf of the Tenant and/or such Guarantor(s), as the case may be, hereby represent and warrant that: the Tenant and/or such Guarantor(s), as the case may be, is a duly constituted corporation or partnership qualified to do business in the State of Missouri; all of Tenant's and/or said Guarantor's franchise and corporate taxes have been paid to date; that Tenant and/or such Guarantor(s), as the case may be, is otherwise in good standing in the State of its incorporation; and that such persons are duly authorized to execute and deliver this Lease on behalf of Tenant.

30.3    No Partnership.    Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord and Tenant.

30.4    No Representation.    Neither Landlord nor any agent or employee of Landlord has made any representation or promise with respect to the Demised Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein set forth.

30.5    Brokers.    Landlord and Tenant each represents and warrants to the other that, except as set forth herein, neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Lease. Landlord shall pay to Tenant’s broker, Sansone Group, under the direction and along with Transwestern Commercial Services, a commission per a separate brokerage agreement between Landlord and Sansone Group and Transwestern Commercial Services. Landlord shall also pay to Landlord’s broker, The Koman Group, L.L.C., a commission per a separate brokerage agreement between Landlord and The Koman Group, L.L.C. Tenant and Landlord shall mutually indemnify and hold each other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by either party, other than Sansone Group, Transwestern Commercial Servies and The Koman Group, L.L.C.

30.6    Invalidity of Particular Provisions.    It is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision invalid, and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Lease, or the application of such terms and provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

30.7    Notices.    All notices required to be given hereunder by either party to the other shall be given by personal delivery, sent by a reputable private carrier of overnight mail or by certified or registered mail, return receipt requested. In the event notice is given by personal delivery, notice shall be deemed given when delivered; if notice is given by private carrier it shall be deemed made on the day after such sending; or if by mail, it shall be deemed given when deposited into the United States mail, postage prepaid. Notices to the respective parties shall be to the address written below or such other address as notified to the other parties and such notice shall be deemed to be made on the fifth (5th) day after such mailing:

If to the Landlord:	Cornerstone Opportunity Ventures, LLC
c/o The Koman Group
One CityPlace Drive, Suite 540
Creve Coeur, Missouri 63141
Attn: William J. Koman, Jr.

With a copy to:	Paul D. Chesterton, Esq.
c/o The Koman Group
One CityPlace Drive
Suite 540
Creve Coeur, Missouri 63141

If to the Tenant:	Perficient, Inc.
622 Emerson Road, Suite 400
St. Louis, MO 63141
(Attention: Dick Kalbfleish)

If to the Mortgagee:	______________________
______________________
______________________
______________________

Any party may, by like written notice, designate a new address to which such notices shall be directed.

30.8	Construction.
(a)    As used herein, the term "person" shall mean a natural person, a trustee, a corporation, a partnership and any other form of legal entity; and all references made (1) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, and (2) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well.

(b)    The headings of the Paragraphs hereof are provided only for convenience of reference, and shall not be considered in construing the contents thereof.

(c)    Time is of the essence with respect to each of Tenant's obligations under this Lease.

(d)    Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach the intended result.

30.9    Governing Law.    This Lease shall be construed and enforced in accordance with the laws of the State of Missouri, and any action or proceeding arising hereunder shall be brought in the courts of State of Missouri. If any such action or proceeding arises under the Constitution, laws or treaties of the United States of America, or if there is a diversity of citizenship between the parties hereto, so that suit may be brought in a United States District Court, it shall be brought in the United States District Court for the Eastern District of Missouri, Eastern Division.

31.	OPTION TO RENEW LEASE
Tenant shall have the right to renew this Lease for two (2) additional five (5) year terms upon nine (9) month’s prior written notice to Landlord. The Tenant shall have the right to renew the lease at market rate at the notice of renewal time, but in no event will the renewal rent be less than the initial rent.

32.	RIGHT OF REFUSAL
During the term of this Lease and any renewal periods, Tenant shall have a right of refusal to lease the approximately nine thousand six hundred fifty-four (9,654) rentable square feet of space contiguous to Tenant’s space and currently occupied by Wells Fargo Home Mortgage, Inc. (the “ROR Space”) as set forth on Exhibit I, attached hereto and incorporated herein as the Right of First Refusal Floor Plan. Tenant’s right of refusal shall be triggered by any one of the following: (i) Landlord’s receipt of notice that Wells Fargo Home Mortgage, Inc. will terminate its lease; (ii) termination of the lease between Landlord and Wells Fargo Home Mortgage, Inc.; (iii) Landlord’s receipt of written notice that Wells Fargo Home Mortgage, Inc. will vacate the ROR space; or (iv) Wells Fargo Home Mortgage, Inc.’s failure to provide Landlord notice of its intention to renew its lease within the required time period for such notice as specified in the lease agreement between Landlord and Wells Fargo Home Mortgage, Inc. (collectively the “ROR Trigger”). Upon Tenant’s receipt of written notice from Landlord of the activation of the ROR Trigger, Tenant shall have ten (10) days to accept Landlord’s offer in writing. Tenant’s failure to respond within such ten (10) day period shall constitute a rejection of Landlord’s offer.

If Tenant accept Landlord’s offer, then promptly after receipt of such notice by Landlord, the parties shall execute an amendment to this Lease incorporating the ROR Space (the “Additional Demised Premises”) as part of the Demised Premises. Tenant shall be deemed to occupy the Additional Demised Premises and Base Annual Rent shall begin to accrue on the Additional Demised Premises the day after the date Landlord substantially (i.e., excluding minor punch list items) completes construction of all of Landlord’s Additional Demised Premises Work in accordance with the Additional Demised Premises Work Plans and delivers possession of the Additional Demised Premises to Tenant. The term “Landlord’s Additional Demised Premises Work” shall mean all work set forth in the Additional Demised Premises Work Plans. The term “Additional Demised Premises Work Plans” shall mean those plans and specifications for the work to be performed in the Additional Demised Premises prepared by Landlord and approved in writing by Tenant.

Landlord and Tenant shall use all reasonable efforts to agree upon the terms of a lease for the Additional Demised Premises; provided, however, that the term of occupancy for the Additional Demised Premises and the Demised Premises shall be no less than five years from the date Tenant occupies the Additional Demised Premises. Further, Landlord and Tenant shall use all reasonable efforts to agree upon the Additional Demised Premises Work Plans. If Landlord and Tenant have not agreed upon the terms of a lease for the Additional Demised Premises (including the Additional Demised Premises Work Plans), within the earlier of (a) thirty (30) days after the date Tenant elects to lease the Additional Demised Premises or (b) the date that the ROR Space could be occupied by another Tenant, then either party may terminate the right of refusal upon the delivery of written notice to the other party.

33.    RIGHT TO RELOCATE
If Tenant occupies less than 7,500 rentable square feet of space, Landlord shall have the right, upon thirty (30) days’ advance written notice to Tenant, to immediately relocate Tenant to space in any other building located on the CityPlace Campus (excluding the Oaks Building) that is comparable is size and finish to Tenant’s current space, at no additional cost to Tenant (even if the space is larger); provided that if the space is smaller, Tenant’s Base Annual Rent shall be abated at the applicable Base Annual Rent rate set forth in Section 3.1, above. If Landlord exercises this right, Landlord shall bear all reasonable relocation costs and expense incurred to move Tenant to the new space.

34.    RESOLUTION OF DISPUTES
Landlord and Tenant will use their best efforts to resolve any disputes between them with respect to their respective obligations and the completion of the Landlord’s Work and Tenant’s Work as efficiently and as cost-effectively as possible.

At all relevant times, Landlord and Tenant will make bona fide and good faith efforts to resolve all disputes by amicable negotiations; and ensure their representatives will meet, negotiate in good faith and try to resolve each dispute without litigation.

If a dispute cannot be resolved through amicable negotiations, Landlord and Tenant will promptly participate in mediation with a mutually acceptable mediator.

The parties will share the cost of the mediator equally and bear their own costs with respect to the mediation.

35.    ENTIRE AGREEMENT
This Lease together with all Exhibits attached hereto contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained and embodied in this Lease shall be of any force or effect, and this Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing signed by all parties hereto. All of Tenant's duties and obligations hereunder, including but not limited to Tenant's duties and obligations to pay base rent, additional rent and the costs, expenses, damages and liabilities incurred by Landlord for which Tenant is liable, shall survive the expiration or termination of this Lease for any reason whatsoever.

36.    NO OPTION
The submission of this Lease for examination or consideration by Tenant or discussion between Tenant and Landlord does not constitute a reservation of or option for the Demised Premises or any other space in the Building, and this Lease shall be and become effective as Lease and agreement only upon legal execution, acknowledgment and delivery hereof by Landlord and Tenant.

IN WITNESS WHEREOF, the undersigned have caused this Lease to be signed and sealed as of the day and year first above written.

LANDLORD:
CORNERSTONE OPPORTUNITY VENTURES, LLC

By: /s/ William J. Koman, Jr.
William J. Koman, Jr.
Managing Member

STATE OF MISSOURI	)
) ss
COUNTY OF ST. LOUIS	)

Personally appeared before me the undersigned, a Notary Public in and for said County and State, William J. Koman, Jr., known to me to be the Managing Member of Cornerstone Opportunity Ventures, LLC, the entity which executed the foregoing document who acknowledged that he did sign the foregoing instrument for and on behalf of said entity, being there unto duly authorized; that the same is his free act and deed as such Manager and the free act and deed of said entity.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 21st day of December, 2005.

My Commission expires:     /s/ Janet King
10/3/08                    Notary Public

TENANT:
PERFICIENT, INC.

By: /s/Dick Kalbfleish
Printed Name: Dick Kalbfleish
Title: Vice President - Finance & Administration

STATE OF MISSOURI	)
) ss
COUNTY OF ST. LOUIS	)

Personally appeared before me the undersigned, a Notary Public in and for said County and State, Dick Kalbfleish known to me to be the Vice President - Finance & Administration of Perficient, Inc. the entity which executed the foregoing document who acknowledged that he did sign the foregoing instrument for and on behalf of said entity, being there unto duly authorized; that the same is his free act and deed as such officer and the free act and deed of said entity.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 19 day of December, 2005.

My Commission expires:     /s/ Kelly L. Brosnan
3/24/08                    Notary Public